Exhibit 10.10

Portions of this exhibit marked [*] are omitted and

are requested to be treated confidentially.

May 26, 2006

Simon Pedder, Ph.D.

Chelsea Therapeutics International, Ltd.

The Richardson Building

13950 Ballantyne Corporate Place, Suite 325

Charlotte, NC 28277

Re: Finder’s Agreement (this “Agreement”)

Dear Dr. Pedder:

1. This is to confirm our understanding that Paramount BioCapital, Inc., 787 Seventh Avenue, 48th Floor, New York, NY 10019 (“Paramount”) has been engaged as introducing agent of Chelsea Therapeutics International, Ltd. (the “Company”) from the date of this Agreement until January 27, 2007 (as further described and as may be extended pursuant to Section 9 hereto, or by mutual agreement of the parties hereto, the “Term”).

2. Should the Company enter into a definitive license agreement with Dainippon Sumitomo Pharma Co., Ltd., which was first introduced to the Company by or through Paramount during or prior to the Term (the “Introduced Party”), for the acquisition of an exclusive, irrevocable, worldwide license, excluding Japan, North Korea, South Korea, China and Taiwan, including the right to grant sublicenses, to use L-threo-3,4-dihydroxyphenylserine, or L-DOPs, its analogs or its derivatives (the “Technology”), and all know-how related to the Technology (the “License Agreement”), then the Company shall:

(a) pay Paramount a cash fee equal to Thirty-Five Thousand Dollars ($35,000) upon execution of the License Agreement;

(b) pay Paramount a cash fee equal to [*] Dollars ($[*]) upon the earlier to occur of (i) issuance of [*] for the benefit of the Company or (ii) the first [*] (as defined below), in a [*].

(c) pay Paramount a cash fee equal to [*] Dollars ($[*]) upon achieving [*] Dollars ($[*]) in Net Sales (as defined below) of Licensed Products by or on behalf of the Company or any of its affiliates or sublicensees within a single calendar year. For purposes of this Agreement, the term “Licensed Products” shall mean all products incorporating the Technology and/or related know-how.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3. In addition to the cash fees provided for in Section 2, the Company shall also pay to Paramount cash royalties equal to [*] of one percent (0.[*]%) of Net Sales of Licensed Products, by the Company, or its sublicensees. For purposes of this Agreement, the term “Net Sales” shall have the same meaning as that term is defined in the License Agreement for calculation of royalties to the Introduced Party.

4. Upon the execution of the License Agreement, the Company shall issue Paramount warrants (the “Warrants”) to purchase 250,000 shares of the Company’s common stock, par value $0.0001 (the “Common Stock”). The Warrants shall be exercisable upon the earlier to occur of (a) issuance of orphan drug designation to the Technology by the FDA for the benefit of the Company or (b) the first dosing of a human being, with a Licensed Product, in a clinical trial under a Company sponsored, or sublicensee sponsored, IND. In addition, the Warrants shall (i) expire seven (7) years from the date of issuance; (ii) contain anti-dilution protection for stock splits and the like; (iii) contain a cashless exercise provision; (iv) have piggyback registration rights; and (v) have an exercise price equal to 110% of the Market Price of the Common Stock. For purposes of this Agreement, the “Market Price” shall be valued at the average closing bid price for the ten (10) days preceding the date of the execution of the License Agreement.

5. The Company acknowledges that the services (the “Services”) of [*], M.D. will be necessary to execute the License Agreement. The Company agrees that it shall be responsible for paying Dr. [*] consulting fee and any expenses incurred in connection with the Services within a reasonable amount of time from the date upon which the License Agreement is executed and that, in connection with the Services, the Company further agrees to negotiate in good faith a consulting agreement with Dr. [*] whereby Dr. [*] shall, in addition to any Services previously rendered, advise the Company with respect to the development of the Technology.

6. Any financial advice rendered by Paramount pursuant to this Agreement shall only be incidental to its introduction service pursuant hereto and shall not be disclosed publicly in any manner without Paramount’s prior written approval and shall be treated by the Company as confidential information, except as required by law.

7. All non-public information given to Paramount by the Company or to the Company by Paramount shall not be divulged by the receiving party to any third parties and shall be treated by each receiving party as confidential information, in each case except as required by law, and shall not be used by each receiving party except in rendering its services pursuant to this Agreement. Paramount may rely, without independent verification, on the accuracy and completeness of any information furnished to Paramount by the Company, subject to its obligations under the securities laws, which Paramount acknowledges and with which it warrants to Chelsea it will comply.

8. The Company agrees to indemnify each of Paramount, and its directors, officers, employees, shareholders, controlling persons under the Securities Act of 1933, affiliates and agents thereof (each an “Indemnitee,” together, the “Indemnitees”); and pay on demand and protect, defend, save and hold each Indemnitee harmless from and against any and all liabilities,

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

damages, losses (other than loss of profit), settlements, claims, actions, suits, penalties, fines, costs or expenses (and all actions in respect thereof) (including, without limitation, reasonable attorneys’ fees and related expenses) incurred by or asserted against any Indemnitee of whatever kind or nature, caused by or arising directly or indirectly by Paramount’s performance under this Agreement except relating to the gross negligence or willful misconduct of Paramount or any other Indemnitee.

9. The Term of this Agreement shall commence upon execution of this Agreement and shall terminate at the close of business on January 27, 2007, unless extended by mutual written agreement of both the Company and Paramount. Notwithstanding the foregoing, this Agreement may be terminated solely by Paramount, at any time and for any reason, immediately upon notice; provided, however, regardless of such termination by Paramount, the rights to compensation contained in Sections 2, 3 and 4, to indemnity pursuant to Section 8, and noncircumvention in Section 10, shall survive. Furthermore, in the event of any termination or expiration of this Agreement, the provisions of Sections 6 and 7 shall survive.

10. Paramount intends to introduce the Company to the Introduced Party with the hope and intention that the Company and the Introduced Party may consummate a mutually beneficial business arrangement. The Company acknowledges that such services are unique and valuable. The Company hereby agrees that neither it nor any of its officers or directors shall consummate any business arrangement with the Introduced Party without the prior written consent of Paramount or approval of Chelsea’s Board of Directors, including more than 50% of the directors then employed by Paramount.

11. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law thereof.

12. This Agreement shall be binding upon Paramount and the Company and their successors and permitted assigns.

13. Subject only to Paramount’s obligations of confidentiality under Section 7 of this Agreement, Paramount shall not be in any way precluded from (i) entering into similar agreements with companies which engage in similar business activities or lines of business as the Company or developing or marketing any products, services or technologies that do or may in the future compete, directly or indirectly, with those of the Company (but not introducing the Introduced Party to others that negotiate for rights to the Technology); (ii) investing or owning any interest publicly or privately in, or developing a business relationship with, any corporation, partnership or other person or entity engaged in the same or similar activities or lines or business as, or otherwise in competition with, the Company; or (iii) doing business with any client, collaborator, licensor, consultant, vendor or customer of the Company. Paramount and any of its officers, directors, employees or former employees and affiliates shall not be deemed to have any fiduciary duty to the Company, its stockholders, creditors, employees or its affiliates, and shall not have any obligation, or be liable, to the Company on account of the conduct described in the preceding sentence, unless such conduct also constitutes a breach of Paramount’s obligations of confidentiality under Section 7 of this Agreement. The Company recognizes that Paramount is not obligated to introduce the Introduced Party to the Company and nothing in this Agreement shall be construed to limit Paramount’s ability to introduce the Introduced Party to any other company (but not to negotiate for rights to the Technology). In the event that Paramount or any officer, director, employee or former employee or affiliate thereof acquires knowledge of a potential transaction, agreement, arrangement or other matter which may be a corporate opportunity for both Paramount and the Company, neither Paramount nor any of its officers, directors, employees or former employees or affiliates shall have any duty by reason of this Agreement to communicate or offer such corporate opportunity to the Company and neither Paramount nor any of its officers, directors, employees or former employees or affiliates shall be liable to the Company by reason of this Agreement for breach of any fiduciary or other duty, as a stockholder or otherwise, solely by reason of the fact that Paramount or any of its officers, directors, employees or former employees or affiliates pursue or acquire such corporate opportunity for Paramount, direct such corporate opportunity to another person or entity or communicate or fail to communicate such corporate opportunity or entity to the Company. Similarly, the Company is not obligated under this Agreement to negotiate, pursue, accept or execute the License Agreement or any other opportunities presented to it by Paramount and, accordingly, subject to Section 8, neither the Company nor any of its officers, directors, employees or former employees or affiliates shall be liable to Paramount by reason of failing to do so.

Sincerely yours,

PARAMOUNT BIOCAPITAL, INC.

/s/ Lindsay A. Rosenwald
Name:	Lindsay A. Rosenwald, M.D.
Title:	Chairman of the Board

Confirmed as of the date hereof:
CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

By:	/s/ Simon Pedder
Name:	Simon Pedder, Ph.D.
Title:	Chief Executive Officer

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